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                                                                   EXHIBIT 10(b)

                             MODIFICATION AGREEMENT

     THIS AGREEMENT is made and entered into effective as of the 15th day of June 2001, between The Elder-Beerman Stores Corp., an Ohio corporation ("Employer"), and Steven D. Lipton ("Executive").

     WHEREAS, Employer and Executive are parties to that certain Employment Agreement for Steven D. Lipton dated as of December 30, 1997 (the "Employment Agreement"); and

     WHEREAS, Employer and Executive mutually desire to modify the provisions in the Employment Agreement dealing with certain terminations of Executive's employment with Employer.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

     1. MODIFICATION OF SECTION 2.7(A) OF THE EMPLOYMENT AGREEMENT. Pursuant to
Section 5.5 of the Employment Agreement, Employer and Executive hereby modify the terms of the Employment Agreement by deleting the existing Section 2.7(a), which is titled "Termination Following a Change in Ownership," and replacing it with the following:

          (a) Termination Following a Change of Ownership. If (i) before the second anniversary of a Change of Ownership Employer notifies Executive that Executive is being terminated, and such termination is without Cause;
     (ii) before the second anniversary of a Change of Ownership Executive terminates his employment for Good Reason, (iii) Executive terminates his employment with Employer for any reason, or without reason, during the 30-day period immediately following the first anniversary of a Change of Ownership; or (iv) Executive's employment with Employer is terminated in connection with but prior to a Change of Ownership and termination occurs following the commencement of any discussion with any third party that ultimately results in a Change of Ownership, Executive shall be entitled (except as otherwise provided in paragraphs (b), (c) and (d) of this Section 2.7 and subject to Section 5.1) to receive a lump sum payment as severance compensation equal to 1.5 times his most recent Base Salary and Bonus. Employer shall make such payment not later than 45 days after the date of termination. If any payment made to the Executive pursuant to this
     Section 2.7(a) or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment") is determined to be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Employer, within the meaning of
     Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "280G Gross-Up Payment"). The 280G Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposes with respect to such taxes), including any excise tax imposed upon the 280G Gross-Up Payment, the Executive retains a portion of the 280G Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

     2. MODIFICATION OF SECTION 2.7(C)(II) OF THE EMPLOYMENT AGREEMENT. Pursuant to Section 5.5 of the Employment Agreement, Employer and Executive hereby modify the terms of the Employment Agreement by deleting the existing Section 2.7(c)(ii), which is titled "Not for Cause," and replacing it with the following:

          (ii) Not for Cause. In addition to Employer's rights under Section 2.2, Employer may terminate the employment of Executive at any time for any reason. However, if termination of Executive's employment does not occur under the circumstances described in paragraphs (a), (b) or (c)(i) of this
     Section 2.7, Employer shall remain obligated to Executive for (I) payment of Executive's unpaid Base Salary (as described in Section 2.4) through the then-remaining term of this Agreement pursuant to Section 2.2 or, if longer, for a period of one year following Employer's termination of Executive's employment, (II) any
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     Bonus (as described in Section 2.4) paid on or before Executive's last day worked and (III) payment for any vacation accrued but unused as of before Executive's last day worked.

     3. NO OTHER CHANGES. With the exception of the revisions set forth in
Section 1 and 2 of this Modification Agreement, the remaining terms of the Employment Agreement shall be unchanged and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                         THE ELDER-BEERMAN STORES CORP.

                                         By: /s/ Frederick J. Mershad
                                           -------------------------------------
                                           Frederick J. Mershad
                                           Chairman and Chief Executive Officer

                                         By: /s/ Steven D. Lipton
                                           -------------------------------------
                                           Steven D. Lipton